Exhibit 99.1

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Ecoark Holdings, Inc.

Second Quarter Fiscal Year 2018 Operating Results Conference Call

November 15, 2017

C O R P O R A T E P A R T I C I P A N T S

John Mills, Investor Relations, ICR

Randy May, Chairman and Chief Executive Officer

Jay Puchir, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mark Pearson, Nepsis Capital Management

Jarrod Sherman

P R E S E N T A T I O N

Operator:

Good day and welcome to the Ecoark Holdings Second Quarter Fiscal Year 2018 Operating Results Conference Call. Today's conference is being recorded. At this time, I'd like to turn the conference over to John Mills of ICR. Please go ahead.

John Mills:

Good afternoon everyone. Thank you for joining us today for the Ecoark second fiscal quarter business update conference call for the quarter ending September 30, 2017. On the call today representing Ecoark is Randy May, Chairman and CEO; and Jay Puchir, CFO.

Before we start, we would like everyone to know the conference call will involve forward-looking statements. The Company's actual results could differ materially from what is described in these forward-looking statement projections. Additional information concerning factors that could cause results to materially differ is contained in the Company's most recent annual report filed with the SEC.

I would now like to turn the call over to the Company's Chairman and CEO, Mr. Randy May.

Randy May:

Thank you John. Good afternoon everyone and thank you for joining us today. On today's call, we'll discuss changes we've made during the most recent quarter and share with you some of the latest developments and how they relate to the Company's priorities move forward.

At the end of September, we announced our new corporate strategies, including the renaming of the Company to Zest Technologies and divesting all the non-core assets within our portfolio so that our sole focus can become the Zest Labs' suite of post-harvest AgTech solutions. We believe this Zest-centric focus will provide opportunities to generate long-term shareholder value, better investor clarity and attract more retail and institutional investors.

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Results from the second fiscal quarter confirm our strategies are sound. We have moved from the development phase of Zest Fresh into deployment with initial revenue generated on a per pallet SaaS model basis from suppliers tracking their fresh produce through to supply chain to major retailers. We believe this milestone proves the tangible value of Zest Fresh.

In the third fiscal quarter of 2018, the Company expects to announce new customers and achieve a meaningful increase in revenue. We've invested over $25 million to date in our Zest Fresh solutions and have conducted many years of research and testing with some of the largest retailers and growers throughout North America to ensure we are the leader in post-harvest freshness management.

Zest Labs has a growing suite of proven solutions, ready to deploy, that improve quality consistency for growers, distributors, restaurants and retailers to significantly reduce fresh food spoilage.

The staggering fact is in the U.S. alone we have over $160 billion in food loss which has become an accepted part of the perishable supply chain. The cost of this food waste impacts everyone in the supply chain, including growers, retailers, restaurants and consumers, who ultimately end up paying a higher price for low-quality product. The industry's well aware of these losses and is actively looking for ways to improve supply chain operations to reduce this waste.

The Company is poised to capitalize on this opportunity to reduce food waste by utilizing disruptive technology that integrates throughout all participants in the cold supply chain. Ensuring delivered freshness from farm to fork and representing a paradigm shift for managing freshness.

The Company continues to invest in a growing suite of freshness management solutions and add-ons, including our recently announced integrated blockchain support at no additional cost for growers or shippers using the Zest Fresh platform. The addition of blockchain support creates an added layer of security and trust throughout the fresh food supply by creating a true transparency about key food freshness and safety factors to all participants within the network.

We're able to quickly deliver access to blockchain technology to our customers by leveraging secure and authenticated data collection from our wireless sensors, through intelligent access points, and into our secure cloud, Zest Cloud. We are also able to add another level of valued reporting to the customer by combining our predictive analytics with our smart contracts that automatically recognize when fresh products meet contracted specifications throughout the supply chain.

Turning to our Leadership, we strengthened our Board with the recent addition of former IBM executive, Michael Green. Michael joins our Board after an impressive career with IBM, where he was most recently Vice President for Strategic Services, North America, and involved with IBM’s blockchain initiative. The timing couldn't be more advantageous as blockchain has emerged as a key technology for Zest Labs. His experience in spearheading strategic initiatives for one of the world's most innovative companies will be an invaluable resource for us as we work to create true transparency around food freshness and safety factors through the integration of blockchain technology and our ZIPR code, the industry's first freshness metric.

As we continue to expand our presence in fresh produce, it is more important than ever to hear from industry leaders on how our product offerings need to evolve to meet the growing demand. In order to do this, we have launched a Produce Advisory Board, which enables the Company to further align products and services with industry needs. The advisory board reflects the produce grower community’s perspective and insight, which are invaluable to Zest Labs, helping us better prioritize and coordinate Zest Fresh products, road maps and directions.

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The revenue we generated from Zest Labs during the second quarter was our first revenue on a software as a service, which is the pricing model we have chosen to offer a cost-effective scalable solution to our customers. I'd also like to clarify that revenues reported by Zest in previous quarters is related to hardware sales. The Zest Labs' SaaS revenue we generated was a result of a per pallet fee. We're unable to specify the exact number of pallets shipped due to competitive reasons, but we can report that the number was in the thousands.

Now I'd like to turn the call over to Jay Puchir, CFO, to provide a financial summary for the 10-Q we filed last week.

Jay Puchir:

Thanks Randy. On the cash front, we've increased our cash balance from $3.1 million on December 31st to $8.3 million on September 30th. The increase reflects successful capital raises and the sale of our subsidiary, Eco3d, a non-core asset.

We invested $6.5 million in Zest Labs over the first six months of fiscal 2018 to support our ongoing research, development and pilot projects. We generated $1.9 million of revenue during the second fiscal quarter from Pioneer Products, Sable Polymer Solutions and Zest Labs, which Randy previously discussed. We expect to see a meaningful increase in revenue from Zest Labs in the third and fourth quarter of this fiscal year, as we continue to deploy our suite of solutions to growers, suppliers and retailers.

During the second quarter of fiscal 2018, research and development was $1.6 million, essentially flat on a sequential basis compared to the first quarter. These costs related to development of the Zest Fresh solution as pilots of the solution expanded in 2017 and additional wages and development costs for research and development activities were incurred.

Share-based compensation was $6.1 million, the majority of which resulted from grants for legacy Zest Labs employees at the time of acquisition which now have begun vesting.

This concludes the financial summary for our second quarter ended September 30, 2017. Now I'd like to turn it back over to Randy for closing comments.

Randy May:

Thank you JP. As you can see from our remarks, we believe we've made very strong strides in improving our Company during the first half of the fiscal year and are well-positioned to capitalize on the tremendous opportunity to reduce fresh food spoilage by providing a growing suite of proprietary solutions and technologies that drives efficiency and sustainability through improved quality consistency. In the coming months, we expect to announce new customers and meaningful increases in Zest revenue as we move from the development phase of Zest Fresh into deployments.

Before I turn the call over to the Operator to open the line up for questions, I'd like to thank our Board and our employees for their continued hard work. Operator, we'd like to open the call up for questions.

Operator:

Thank you. At this time, we will be conducting a question-and-answer session. if you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Once again, that is star, one if you'd like to ask a question.

Our first question is from Mark Pearson from Nepsis Capital. Please go ahead.

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Mark Pearson:

Hey guys. I promised I'd wait a little bit and let other people ask questions. First of all, congratulations on a great Board addition and looking at the long-term strategy of the Company with technology. Certainly adding Michael Green is an outstanding addition, so congratulations. A job well done.

Can you guys talk a little bit about your strategy of working with the growers and the retailers. As you talk about the sales cycle at your open house when you are working with the growers and the cutters and the coolers and then you get up to the retail you've got a massive supply chain there. Can you talk a little bit more in detail about the strategy of working with the growers and the retailers and having that whole group communicate together and how you guys can do that in an efficient manner to get everybody on the same page?

Randy May:

Mark, this is Randy. First of all, if you didn't recognize, I have taken on a fall cold. The biggest thing that we've learned is that what we identified is Zest is really grower-centric, and when I say that everyone in the supply chain benefits—whether it's the end user, whether it be a retailer, the grower or even the trans-company, you get a benefit—and I think when we look at this traditionally you have a grower that they don't have concentration where one customer really dominates their entire business. So what we found out is the key to adoption is not only having the push from the top but really the pull through from the growers and then we also see that the strategy is we really do believe that this is grower-centric for adoption purposes.

Mark Pearson:

So do you think that in that vein when you talk about the growers, and obviously different growers work with different retailers, does the grower have enough pull or push to get retailers to adopt this technology at their level so that they can all be communicating at the same level, or do you think they get pushback from that level?

Randy May:

Yes, so that's a great question. I think what we've established over the various tests that we've done, Mark, is the growers get so much intrinsic value off of using the solution that even before the mass retail adopts the technology I really believe that the growers are using it across the operation simply because it has so much value to their current operation, not just from a track and trace perspective.

Mark Pearson:

Yes.

Randy May:

But they have their own internal bosses.

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Mark Pearson:

Okay. Cool. So here's my last question and I'll give someone else a chance. Just out of curiosity, obviously for most people on the call they probably know I've been involved in this Company for a long time and understand the technology at a deep level and there's two things that is evident to me. One is there's no one remotely close to the level of technology that you have to bring freshness at a level from the farm field all the way to the retailer. If I'm wrong, please correct me. And if I am right, my next question is, is there any strategy within Ecoark at this point to adopting or to pushing when you think about the FDA and some of the other government organizations as well as industry standards, having this ZIPR code at a level where it can become an industry standard?

Randy May:

Yes, that's actually a great question. What we looked at over the years is you see a lot of companies that would try to make a business out of compliance and that's—I don't think our team looks at that as real sticky, but we actually have a by-product of that and if you look at the recent announcement we actually talked about blockchain and the blockchain component of what I look at at best is really the needle in the haystack. Without the Zest data and information blockchain will only take you so far. So I think as we look at it we're not necessarily leading with a business that we want to really be from a compliance perspective but when you look at track and trace and through blockchain capabilities, you've really got to pull everything through and without good data it doesn't work. So that's another—again, that's a benefit to utilizing Zest. We do have that reporting capabilities and it's again part of the big data that we have.

Operator:

Thank you. Once again, if you would like to ask a question, it is star, one.

If there are no further questions, I'd like to turn the floor back over to Management for any closing comments.

Randy May:

I appreciate it, and again, John, we have no other comments from Ecoark, but appreciate everyone on the call.

Jay Puchir:

Thank you.

Operator:

Okay. I'm sorry, you know what, we actually do have a question from Jarrod Sherman. Jarrod, your line is live, if you'd like to ask a question.

Jarrod Sherman:

Thank you. Hey Randy. Thanks for taking the call. Do you have any insight as to when we start hearing some names of growers or coolers, the guys that are actually using the product in the field?

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Randy May:

Yes. You know, I think, Jared, what we believe is, as you can respect, we have mutual NDAs and there's also some competitive nature. This is a really, what I think, vibrant space, ag tech, and even though we believe we're a lot further ahead of our competitors, our perceived competitors in the space, I think the strategy's really to do more of a land grab and then as we establish those relationships I think you're going to see more news come out and a lot more relevance around the various partnerships. I think strategically we know that we're ahead of the game but again we don't want to put anything out that would be perceived giving any competition any insights.

Jarrod Sherman:

Okay, I understand. Great. Thank you.

Randy May:

Thanks Jarrod.

Operator:

Once again, as a reminder, if you would like to ask a question, it is star, one.

We do have another follow-up question from Mark Pearson from Nepsis Capital. Please go ahead.

Mark Pearson:

Hey Randy. One question I have for you is sales team. Can you talk at all a little bit about the sales strategy and what the plans are for the sales team. In conjunction with that, and I may be getting ahead of myself here a little bit, when you talk about blockchain, which of course with IBM that's really going to be a global technology platform, has there been any discussions about strategy in the future going after international and emerging markets in terms of food waste and the opportunities in those parts of the world?

Randy May:

Yes, that's actually a great question. Here's the exciting piece that I'm really excited about. We just had a Board meeting yesterday and if you looked we actually—through this whole development a lot of you guys have been with us a long time, even when we're a private company—and I would tell you the expectation is that we've done the development, we feel very confident in the tool. Now turn the model upside down and you start exploiting the sales opportunities and hitting key headquarter calls across North America first and then obviously the interesting thing is we've actually had enquiries in various capacities outside of the U.S. and I think we'll see something. But the immediate future, Mark, I would tell you that the strategy is to hit the top 10 targets in the U.S. and we're well underway and in contact with the key customers. But I think if I was going to put a timeline on it, I think we'll have our hands full in the immediate future in the U.S.

Mark Pearson:

Great. Thank you.

Operator:

This does conclude the question-and-answer session. Once again, Management, did you have any closing comments to make?

Randy May:

No, I'd just like—appreciate everybody and it's exciting times.

Operator:

Great. Thank you so much. This does conclude today's teleconference. Thank you again for your participation. You may disconnect your lines at this time.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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